 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-267016

Prospectus Supplement No. 1

(To Prospectus dated September 6, 2022)

Gelesis Holdings, Inc.
Up to 35,891,461 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 6, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-267016). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 3, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale of up to 35,891,461 shares of our common stock, par value $0.0001 per share (the “Common Stock”), by B. Riley Principal Capital II, LLC, who is the selling stockholder named in the Prospectus (“B. Riley Principal Capital II” or the “Selling Stockholder”). The shares of Common Stock to which the Prospectus and this prospectus supplement relate have been or may be issued by us to B. Riley Principal Capital II pursuant to a common stock purchase agreement, dated as of August 11, 2022, we entered into with B. Riley Principal Capital II (the “Purchase Agreement”). Such shares of Common Stock include (i) up to 35,536,100 shares of Common Stock that we may, in our sole discretion, elect to sell to B. Riley Principal Capital II, from time to time after the date of the Prospectus, pursuant to the Purchase Agreement and (ii) 355,361 shares of Common Stock we issued to B. Riley Principal Capital II on August 11, 2022 as consideration for its commitment to purchase shares of our Common Stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of the Prospectus, pursuant to the Purchase Agreement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “GLS.” On September 30, 2022, the last reported sales price of our Common Stock, as reported on the NYSE, was $1.08.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 28 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 3, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2022

Gelesis Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39362	84-4730610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Boylston Street Suite 6102
Boston, Massachusetts		02116
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 456-4718

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GLS	New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	GLS WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2022, Gelesis Holdings, Inc. (the "Company") entered into a Separation and General Release Agreement (the "Agreement") with David Abraham, the Company's General Counsel, Chief Compliance Officer and Corporate Secretary. Pursuant to the Agreement, Mr. Abraham will cease to serve as General Counsel, Chief Compliance Officer and Corporate Secretary, effective October 1, 2022. Mr. Abraham will provide consulting services to the Company to assist with the transition of his responsibilities.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which we intend to file as an exhibit to our next periodic report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report On Form 8-K.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GELESIS HOLDINGS, INC.

Date:	October 3, 2022	By:	/s/ Elliot Maltz
Elliot Maltz Chief Financial Officer (Principal Financial and Accounting Officer)